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                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report

     Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

                                  June 28, 2002

                                County Bank Corp
             Michigan Commission file number 0-17482 EIN 38-0746239
                      83 W. Nepessing St. Lapeer, MI 48446
                                 (810) 664-2977

Item 5.  Other events and Regulation FD Disclosure.

June 28, 2002


Dear Shareholder:

Enclosed is your second quarter cash dividend, payable June 28, 2002 to shareholders of record June 14, 2002. The $.22 per share dividend represents the 147th consecutive cash dividend paid to our shareholders. The amount is an increase of 10% above June of last year and totals $261,024.

Through May we continue to see good news. Net income is $1,534,000, an increase of $149,000 over May of last year. Total assets are $234.6 million, an increase of $2.4 million since year end. Since December, outstanding loans have increased $2.3 million to $145.4 million. The growth in total loans is directly tied to an increase in commercial loans and our home equity promotions that have together increased $3.7 million, offsetting declines in both consumer loans and residential mortgages.

With the nominal loan growth since the first of this year, investment securities have risen $2.6 million with the bulk of that in U.S. Government Agencies. On the liability side, deposits rose slightly to $204.7 million.

Most banks continue to be benefactors of low interest rates, allowing interest margins to remain strong; and we are no exception. Economic forecasters have all lengthened their estimate as to when interest rates might start to rise. Our own estimate of anticipated rate increases in the third quarter has been moved out one and two quarters. Recovery and increased confidence in the economy seem to be moving slowly. At the risk of seeming repetitive, our loan portfolio remains strong with credit quality unchanged. Delinquencies are reasonable and under control. Our return on average assets through May is 1.58% up from 1.56% for the year 2001. Return on equity is 13.59%, slightly below last year's level. Annualized earnings per share are $3.05 versus $2.96 for 2001. Your stock has been trading in the $45-$46 price range, although there have been limited sales. Certainly, this appears to be another solid year for the Bank.


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In other important news, Jim Coppins, our Business Development Director is retiring this month. Jim joined the Bank in 1993 as our first Business Development Director, a position that we duplicated from another community bank. His job is dedicated to developing new business for the Bank and cultivating and retaining our existing customer base. Jim initiated the customer calling program and when Carol-Lynn VanNorman retired in 1999, Jim took over many of her marketing functions including the "Prestige Club". In addition he has been a great help to me throughout his tenure. Replacing Jim will be Nancy Sommerville from our own staff. Nancy joined the Bank in 1988 and served as Assistant Branch Manager in Metamora, Branch Officer at the Elba office and more recently has been a Consumer Loan Officer in the main office. She brings more than twenty five years of banking experience to her new position. Congratulations to both of these officers.

As you know, the Bank is celebrating its "100th Anniversary" throughout this year. Our staff even built a float to be entered in various parades and celebrations over the summer. We've had numerous prize drawings, an employee picnic and mystery trip along with an Ice Cream Social for our customers. Our next event will be held on September 19, 2002 from 11:30 a.m. to 4:00 p.m. Please mark your calendar and more details will follow.

Have a nice summer and see you on the 19th.

Very truly yours,



Curt Carter
President


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.


                                                              County Bank Corp

                                                              Joseph H. Black
                                                              Treasurer
Date: June 28, 2002